Exhibit (d)(vi)

SSGA Funds Management, Inc.

One Lincoln Street

Boston, MA 02111

[            ], 2016

Chad C. Hallett, Treasurer

The Select Sector SPDR® Trust

One Lincoln Street

Mail Stop SFC22

Boston, MA 02111

Dear Mr. Hallett:

This letter serves to inform The Select Sector SPDR® Trust (the “Trust”), that SSGA Funds Management, Inc. (“SSGA FM”), as investment adviser to the series of the Trust (the “Funds”), agrees until January 31, 2018, to (i) waive up to the full amount of the management fee payable by a Fund, and (ii) to reimburse a Fund for fees and expenses (exclusive of non-recurring account fees and extraordinary expenses, as measured on an annualized basis) to the level of the expense limitation for each Fund stated below:

Fund Name	Expense Limitation
The Financial Services Select Sector SPDR Fund

The lower of:

i) 0.14% of the Fund’s average daily net assets; and

ii) the Total annual Fund operating expenses of The Financial Select Sector SPDR Fund (“XLF”) as published in the XLF prospectus dated on or about August 26, 2016.

The Real Estate Select Sector SPDR Fund

The lower of:

i) 0.14% of the Fund’s average daily net assets; and

ii) The Total annual Fund operating expenses of The Financial Select Sector SPDR (“XLF”) as published in the XLF prospectus dated on or about August 26, 2016.

This waiver and reimbursement will remain in effect until January 31, 2018 and shall automatically renew for successive annual periods, unless SSGA FM provides notice to a Fund of its intent not to renew at least ten (10) business days prior to the start of the next annual period. Prior to January 31, 2018, this agreement may not be terminated with respect to a Fund without the approval of the Funds’ Board of Trustees. The terms of the waiver and reimbursement are subject to the terms and conditions of the Investment Advisory Agreement, dated December 1, 2003 and as amended from time to time, between the Trust and SSGA FM (“Advisory Agreement”).

SSGA Funds Management, Inc.		The Select Sector SPDR® Trust

By:		By:

Name:	Ellen M. Needham	Name:	Chad C. Hallett
Title:	President	Title:	Treasurer